Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-233743, 333-253517, 333-263177, 333-264158, 333-270014, 333-277234, and 333-285092) on Form S-8 of our report dated February 26, 2026, with respect to the consolidated financial statements of Cloudflare, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Santa Clara, California
February 26, 2026